Exhibit 99.1

For Immediate Release

Editorial Contacts:

Joe Greenhalgh, Vice President, Investor Relations — USA (510) 713-4430

Nancy Morrison, Vice President, Corporate Communications — USA (510) 713-4948

Laura Scorza, Sr. Public Relations Manager — Europe +41-(0) 21-863-5336

Logitech Announces First Quarter Financial Results for FY 2014

Company Significantly Improves Profitability

NEWARK, Calif. — July 24, 2013 and MORGES, Switzerland, July 25, 2013 — Logitech International (SIX: LOGN) (Nasdaq: LOGI) today announced financial results for the first quarter of Fiscal Year 2014.

Sales for Q1 FY 2014 were $478 million, up 2 percent from $469 million in Q1 FY 2013, with exchange rates having no impact. Excluding those retail product categories that the Company is exiting (reported in the financial statements as “Retail — Other”), sales for Q1 FY 2014 were up 5 percent year over year. The Company posted a small operating profit compared to an operating loss of $59 million in the same quarter a year ago. Net income for Q1 FY 2014 was $ 1 million ($0.01 per share) compared to a net loss of $51 million ($0.32 per share) in the prior year. Gross margin for Q1 FY 2014 was 35.2 percent, up from 31.0 percent a year ago.

The Company’s total retail sales for Q1 increased by 5 percent year over year, up 12 percent in the Americas and 4 percent in Asia, and down 3 percent in EMEA. Excluding “Retail — Other,” Logitech’s retail sales for Q1 FY 2014 increased by 8 percent over the prior year. OEM sales decreased by 6 percent and sales for the LifeSize division decreased by 18 percent.

“These results — sales growth and significant year-over-year profitability improvement — demonstrate our turnaround is on track,” said Bracken P. Darrell, Logitech president and chief executive officer. “I’m happy to see double-digit sales growth in our Americas region. And I’m pleased with the performance in our growth categories: Combined, tablet accessories, PC gaming and wireless speakers grew about 90 percent year over year.

“Logitech continues to be focused on becoming faster and more profitable. We’ve shortened key product cycles and delivered early momentum for the product lines we launched into retail environments in Q1, including tablet accessories, PC gaming peripherals and our UE BOOM wireless speaker. There is more to come. I am excited about the potential within the business and remain committed to improving our profitability in FY 2014.”

Outlook

Logitech confirmed its outlook for Fiscal Year 2014, ending March 31, 2014. The Company expects sales of approximately $2 billion, operating income of approximately $50 million and gross margin of approximately 34 percent.

Prepared Remarks Available Online

Logitech has made its prepared written remarks for the financial results teleconference available online on the Logitech corporate Web site at http://ir.logitech.com. The remarks are posted in the Calendar section on the Investor home page.

Financial Results Teleconference and Webcast

Logitech will hold a financial results teleconference to discuss the results for Q1 FY 2014 on Thursday, July 25, 2013 at 8:30 a.m. Eastern Daylight Time and 14:30 Central European Summer Time. A live webcast of the call will be available on the Logitech corporate website at http://ir.logitech.com.

About Logitech

Logitech is a world leader in products that connect people to the digital experiences they care about. Spanning multiple computing, communication and entertainment platforms, Logitech’s combined hardware and software enable or enhance digital navigation, music and video entertainment, gaming, social networking, audio and video communication over the Internet, video security and home-entertainment control. Founded in 1981, Logitech International is a Swiss public company listed on the SIX Swiss Exchange (LOGN) and on the Nasdaq Global Select Market (LOGI).

# # #

This press release contains forward-looking statements within the meaning of the federal securities laws, including, without limitation, statements regarding: the Company’s turnaround, focus, product launches, potential and profitability in Fiscal Year 2014, as well as Fiscal Year 2014 sales, operating income and gross margin. The forward-looking statements in this release involve risks and uncertainties that could cause Logitech’s actual results and events to differ materially from those anticipated in these forward-looking statements, including, without limitation: if our product offerings, marketing activities and investment prioritization decisions do not result in the sales, profitability or profitability growth we expect, or when we expect it; the demand of our customers and our consumers for our products and our ability to accurately forecast it; if we fail to innovate and develop new products in a timely and cost-effective manner for our new and existing product categories; if we do not successfully execute on our growth opportunities in our new product categories and sales in emerging market geographies; if sales of PC peripherals in mature markets are less than we expect; the effect of pricing, product, marketing and other initiatives by our competitors, and our reaction to them, on our sales, gross margins and profitability; if our products and marketing strategies fail to separate our products from competitors’ products; if there is a deterioration of business and economic conditions in one or more of our sales regions or operating segments, or significant fluctuations in exchange rates. A detailed discussion of these and other risks and uncertainties that could cause actual results and events to differ materially from such forward-looking statements is included in Logitech’s periodic filings with the Securities and Exchange Commission, including our Annual Report on Form 10-K for the fiscal year ended March 31, 2013, available at www.sec.gov, under the caption Risk Factors and elsewhere. Logitech does not undertake any obligation to update any forward-looking statements to reflect new information or events or circumstances occurring after the date of this press release.

Logitech, the Logitech logo, and other Logitech marks are registered in Switzerland and other countries. All other trademarks are the property of their respective owners. For more information about Logitech and its products, visit the company’s Web site at www.logitech.com.

(LOGIIR)

2

LOGITECH INTERNATIONAL S.A.

(In thousands, except per share amounts) - Unaudited

CONSOLIDATED STATEMENTS OF OPERATIONS

	Quarter Ended June 30,
	2013	2012
		Note 1 (Revised)

Net sales	$477,924	$468,604
Cost of goods sold	309,569	323,478
Gross profit	168,355	145,126
% of net sales	35.2%	31.0%

Operating expenses:
Marketing and selling	100,635	100,897
Research and development	36,191	39,023
General and administrative	29,148	32,480
Restructuring charges	2,334	31,227
Total operating expenses	168,308	203,627

Operating income (loss)	47	(58,501)

Interest income (expense), net	(23)	384
Other income (loss), net	217	(159)

Income (loss) before income taxes	241	(58,276)
Benefit from income taxes	(802)	(6,910)

Net income (loss)	$1,043	$(51,366)

Shares used to compute net income (loss) per share:
Basic	159,298	160,733
Diluted	160,281	160,733
Net income (loss) per share:
Basic	$0.01	$(0.32)
Diluted	$0.01	$(0.32)

LOGITECH INTERNATIONAL S.A.

(In thousands) - Unaudited

CONSOLIDATED BALANCE SHEETS

	June 30, 2013	March 31, 2013	June 30, 2012
		Note 1 (Revised)	Note 1 (Revised)
Current assets
Cash and cash equivalents	$318,857	$333,824	$360,737
Accounts receivable	218,599	179,565	213,973
Inventories	296,012	261,083	280,533
Other current assets	65,191	59,596	72,364
Assets held for sale	—	10,960	—
Total current assets	898,659	845,028	927,607
Non-Current assets
Property, plant and equipment	85,778	87,649	94,491
Goodwill	343,078	340,132	558,211
Other intangible assets	22,919	26,024	45,326
Other assets	70,805	73,563	73,213
Total assets	$1,421,239	$1,372,396	$1,698,848

Current liabilities
Accounts payable	$296,269	$265,995	$262,929
Accrued liabilities	205,566	193,378	222,017
Liabilities held for sale	—	1,342	—
Total current liabilities	501,835	460,715	484,946
Non-current liabilities	199,164	195,727	228,462
Total liabilities	700,999	656,442	713,408

Shareholders’ equity	720,240	715,954	985,440

Total liabilities and shareholders’ equity	$1,421,239	$1,372,396	$1,698,848

LOGITECH INTERNATIONAL S.A.

(In thousands) - Unaudited

CONSOLIDATED STATEMENTS OF CASH FLOWS

	Three Months Ended June 30,
	2013	2012
		Note 1
		(Revised)
Cash flows from operating activities:
Net income (loss)	$1,043	$(51,366)
Non-cash items included in net income (loss):
Depreciation	10,139	11,152
Amortization of other intangible assets	5,264	6,398
Investment impairment	370	—
Share-based compensation expense	4,390	6,171
Loss on disposal of property and plant	2,311	—
Gain on sale of available-for-sale securities	—	(831)
Excess tax benefits from share-based compensation	—	(5)
Deferred income taxes	(3,416)	(1,024)
Changes in assets and liabilities, net of acquisitions:
Accounts receivable	(38,899)	6,577
Inventories	(28,052)	11,445
Other assets	(1,770)	33
Accounts payable	33,580	(37,408)
Accrued liabilities	13,733	41,802
Net cash used in operating activities	(1,307)	(7,056)

Cash flows from investing activities:
Purchases of property, plant and equipment	(13,208)	(19,621)
Acquisitions, net of cash acquired	—	—
Acquisition of a privately-held company	(650)	—
Proceeds from sale of property and plant	—	917
Proceeds from sale of available-for-sale securities	—	—
Purchases of trading investments	(4,406)	(1,397)
Proceeds from sales of trading investments	4,748	1,385
Net cash used in investing activities	(13,516)	(18,716)

Cash flows from financing activities:
Purchases of treasury shares	—	(89,955)
Proceeds from sale of shares upon exercise of options and purchase rights	12	404
Tax withholdings related to net share settlements of restricted stock units	(215)	(170)
Excess tax benefits from share-based compensation	—	5
Net cash used in financing activities	(203)	(89,716)

Effect of exchange rate changes on cash and cash equivalents	59	(2,145)
Net decrease in cash and cash equivalents	(14,967)	(117,633)
Cash and cash equivalents at beginning of period	333,824	478,370
Cash and cash equivalents at end of period	$318,857	$360,737

LOGITECH INTERNATIONAL S.A.

(In thousands, except per share amounts) - Unaudited

SUPPLEMENTAL FINANCIAL INFORMATION

	Three Months Ended June 30,
	2013	2012

Depreciation	$10,139	$11,152
Amortization of other intangible assets	5,264	6,398
Capital expenditures	13,208	19,621
Restructuring charges	2,334	31,227

Total operating expenses - GAAP	$168,308	$203,627
Less: Restructuring charges	2,334	31,227
Total operating expenses before restructuring charges - Non-GAAP	$165,974	$172,400

Net sales by channel:
Retail	$413,237	$395,101
OEM	34,513	36,675
LifeSize	30,174	36,828
Total net sales	$477,924	$468,604

Net retail sales by product family(*):
Retail - Pointing Devices	$114,651	$115,830
Retail - Keyboards & Desktops	97,950	94,559
Retail - Tablet Accessories	38,559	15,886
Retail - Audio - PC	51,966	61,525
Retail - Audio - Wearables & Wireless	19,075	14,599
Retail - Video	35,258	37,159
Retail - PC Gaming	39,617	26,783
Retail - Remotes	14,574	13,732
Retail - Other	1,587	15,028
Total net retail sales	$413,237	$395,101

Total net retail sales - GAAP	$413,237	$395,101
Less: Retail - Other	1,587	15,028
Total net retail sales excluding Retail - Other category - Non-GAAP	$411,650	$380,073

Total net sales - GAAP	$477,924	$468,604
Less: Retail - Other	1,587	15,028
Total net sales excluding Retail - Other category - Non-GAAP	$476,337	$453,576

*  Certain products within the retail product families as presented in prior years have been reclassified to conform to the current year presentation, with no impact on previously reported total net retail sales.

Share-based Compensation Expense

	Three Months Ended June 30,
	2013	2012

Cost of goods sold	$577	$789
Marketing and selling	1,906	1,780
Research and development	1,094	1,825
General and administrative	813	1,777
Income tax benefit	(875)	(1,376)
Total share-based compensation expense after income taxes	$3,515	$4,795

Constant dollar sales (sales excluding impact of exchange rate changes), net sales excluding Retail — Other, net retail sales excluding Retail — Other, and Non-GAAP operating expense before restructuring charges .

We refer to our net sales excluding the impact of foreign currency exchange rates as constant dollar sales. We also report non-GAAP net sales and net retail sales excluding Retail — Other sales and non-GAAP operating expenses excluding the restructuring charges.  Constant dollar sales, net sales excluding Retail — Other, net retail sales excluding Retail — Other and non-GAAP operating expenses are non-GAAP financial measures, which are information derived from consolidated financial information but not presented in our financial statements prepared in accordance with U.S. GAAP. Our management uses these non-GAAP measures in its financial and operational decision-making, and believes these non-GAAP measures, when considered in conjunction with the corresponding GAAP measures, facilitate a better understanding of changes in net sales and  operating expenses. Constant dollar sales are calculated by translating prior period sales in each local currency at the current period’s average exchange rate for that currency. Non-GAAP net sales excluding Retail — Other, non-GAAP net retail sales excluding Retail — Other can be reconciled to GAAP net sales by adding the amount of Retail — Other sales. Non-GAAP operating expenses before restructuring charges can be reconciled to GAAP operating expenses by adding the amount of the restructuring charges.

Note 1

In the first quarter of fiscal year 2014, the Company identified errors related to the accounting for its product warranty liability and amortization expense relating to certain intangible assets which impacted prior reporting periods, starting prior to fiscal 2009. While these errors were not material to any previously issued annual or quarterly consolidated financial statements, management concluded that correcting the errors in the current quarter would be material to the current quarter’s consolidated financial statements and to the expected results of operations for the year ended March 31, 2014. Accordingly, the Company will revise its prior period annual and quarterly consolidated financial statements to correct the errors in future SEC filings.

In this earnings release, the Company has revised the March 31, 2013 and June 30, 2012 consolidated balance sheets, and the consolidated statements of operations and cash flows for the quarter ended June 30, 2012 to record an additional warranty liability and amortization of certain intangible assets and the related tax effects. The impact of the revision was to reduce the previously reported net loss for the quarter ended June 30, 2012 by $0.8 million and reduce the previously reported retained earnings and shareholders’ equity at March 31, 2013 and June 30, 2012 by $17.8 million and $18.5 million, respectively.